UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 21, 2014

Date of Report
(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Townsgate Road, Suite 200, Westlake Village, CA	91361-3027
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (805) 367-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth under Item 2.03 relates to a new credit facility that may give rise to direct financial obligations of The Ryland Group, Inc. (the “Company”).

On November 21, 2014, the Company entered into a $300 million unsecured four-year revolving credit facility (the “Credit Facility”) with Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Citgroup Global Markets Inc., J.P. Morgan Securities LLC, Bank of the West, RBS Securities Inc. and Wells Fargo Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and several lenders.  The Credit Facility provides for a $300 million revolving credit facility (the “Revolving Credit Facility”), which includes a $150 million letter of credit subfacility (the “Letter of Credit Subfacility”) and a $25 million swing line facility.  In addition, the Credit Facility includes an accordion feature pursuant to which the commitments under the Revolving Credit Facility may be increased from time to time up to a principal amount not to exceed $450 million, subject to the terms and conditions set forth in the Credit Agreement.  The commitments for the Letter of Credit Subfacility are not to exceed one half of the amount of the commitments for the Revolving Credit Facility.  The Credit Facility matures on November 21, 2018.

The Credit Agreement provides for the commitments under the Credit Facility to be extended for up to two additional one year periods, subject to satisfaction of the terms and conditions set forth therein.

The obligation of the lenders to make advances or issue letters of credit under the Credit Facility is subject to the satisfaction of certain conditions set forth in the Credit Agreement.  If the leverage ratio of the Company and its homebuilding segment subsidiaries exceeds certain thresholds as set forth in the Credit Agreement, availability under the Revolving Credit Facility will be subject to a borrowing base as set forth in the Credit Agreement.

Outstanding borrowings under the Credit Agreement will bear interest at a fluctuating rate per annum equal to the base rate or the reserve adjusted LIBOR rate, in each case, plus an applicable margin determined based on changes in the leverage ratio of the Company and its homebuilding segment subsidiaries.

The Credit Agreement contains various representations and warranties and affirmative, negative and financial covenants which the Company considers customary for financings of this type.   The financial covenants in the Credit Agreement include a maximum leverage ratio covenant, a minimum interest coverage test, a minimum liquidity test and a minimum net worth test.  The financial segment subsidiaries of the Company are unrestricted subsidiaries under the Credit Agreement and certain covenants of the Credit Agreement do not apply to the unrestricted subsidiaries.

The Credit Agreement includes event of default provisions which the Company considers customary for financings of this type.   If an event of default under the Credit Agreement occurs and is continuing, the commitments under the Credit Agreement may be terminated, the amounts outstanding, including all accrued interest and unpaid fees, may be declared payable immediately, and the Company may be required to cash collateralize the outstanding letters of credit issued under the Credit Facility.

The Credit Facility will be used for general corporate purposes.  Certain letters of credit issued and outstanding prior to the Company entering into the Credit Agreement have been deemed letters of credit under the Credit Agreement and made subject to the terms of the Credit Agreement.

Amounts borrowed under the Credit Facility are guaranteed on a joint and several basis by substantially all of the Company’s wholly-owned homebuilding segment subsidiaries.   Such guarantees are full and unconditional.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto and is incorporated herein by reference.

The Company also issued a press release on November 21, 2014 announcing its entering into the Credit Agreement.  The press release is attached hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Credit Agreement, dated November 21, 2014, among The Ryland Group, Inc., Citibank, N.A., as agent, and the several lenders party thereto.

Exhibit 99.1	Press release, dated November 21, 2014.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: November 24, 2014	By:	/s/ Gordon A. Milne
Gordon A. Milne

Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement, dated November 21, 2014, among The Ryland Group, Inc., Citibank, N.A., as agent, and the several lenders party thereto.

99.1	Press release, dated November 21, 2014.